390 Triangle Parkway Suite 300
Norcross, GA 30092

EXHIBIT 99.1

Industry Veteran Joins Comverge as New Chief Financial Officer

David Mathieson Joins Executive Team focused on Increasing Comverge Share of the Global Intelligent Energy Management Market

Norcross, GA, May 31, 2011 - Comverge, Inc. (Nasdaq: COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial + Industrial customers, today announced it has appointed David Mathieson as chief financial officer (CFO). Mathieson replaces Michael D. Picchi, the former Comverge CFO who was recently appointed President of Comverge International to take advantage of the growing international need for intelligent energy management solutions. In his role, Mathieson will join the company’s executive council in driving Comverge’s continued growth and will assume responsibility for finance, investor relations, accounting, treasury and risk management functions of the company.

“David brings an incredibly well-suited set of experiences and background to the Comverge management team and will play a key role as we capitalize on the growing market for intelligent energy management solutions,” said R. Blake Young, president and CEO, Comverge. “His experience with driving sustainable profitable growth, knowledge of the energy sector and many years working in international markets will prove invaluable as we approach profitability, continue to increase our market share in North America and expand our global footprint.”

Mathieson brings 30 years of international experience in operations and financial management to his role as CFO at Comverge Throughout his career, David has positively impacted his company’s financial and strategic operations by a relentless focus on business performance improvement.

He most recently held the position of senior vice president and CFO at RSC Holdings Inc., a rental equipment provider servicing the industrial, and non-residential construction markets. During his time at RSC Holdings he significantly strengthened a finance team comprising treasury, financial planning and analysis, internal audit, and the controllership function. Prior to RSC, Mathieson served as SVP and CFO at The Brady Corporation, where he helped the international manufacturer and marketer of identification solutions achieve record results. Before joining the Brady Corporation, Mathieson spent more than two decades in various leadership positions at Honeywell, where he rose to the rank of vice president and CFO of Honeywell Europe. In this role, he had full profit and loss responsibility for a $2.3 billion business, plus functional leadership for approximately 900 personnel.

“Having defined the market for intelligent energy management solutions, Comverge is well positioned to drive the shift in how energy is consumed and delivered,” said David Mathieson, CFO, Comverge. “The company has made great strides in establishing the operational infrastructure to maximize this opportunity and I look forward to helping solidify these efforts. With the team we have in place, I have no doubt we will continue to make intelligent energy management software, hardware and services a vital part of the energy mix both in North America and abroad.”

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

For Additional Information
Marie Bahl
Comverge, Inc.
678.802.8371
mbahl@comverge.com